As filed with the Securities and Exchange Commission on July 22, 2010

Registration No. 333-55794

U.S.  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dragon Pharmaceutical Inc.
 (Name of small business issuer in its charter)

Florida	2384	65-0142474
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

650 West Georgia Street, Suite 310 Vancouver, British Columbia Canada V6B 4N9 (604) 669-8817
(Address and telephone number of principal executive offices)

650 West Georgia Street, Suite 310 Vancouver, British Columbia Canada V6B 4N9
(Address of principal place of business)

Corporation Service Company
1201 Hays Street
Tallahassee, Florida 32301
(850) 558-1500
(Name, address and telephone number of agent for service)

With copy to:
Attention: Daniel B. Eng
Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108
(415) 352-2700
(415) 352-2701 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-55794) (the “Registration Statement”) filed with the Securities and Exchange Commission by Dragon Pharmaceutical Inc. (the “Registrant”) on February 16, 2001 with respect to a total of 3,050,000 shares of the Registrant’s voting common stock, par value $.001  per share (“Common Stock”), issued or reserved for issuance to directors, technical advisors and employees of the Registrant under stock option agreements (the “Plan”). This Post-Effective Amendment No. 1 is being filed to remove from registration all securities that were registered but that remain unsold under the Registration Statement.

On July 22 2010, pursuant to the Agreement and Plan of Merger dated as of March 26, 2010 (the “Merger Agreement”), by and among the  Registrant, Chief Respect Limited, a Hong Kong corporation (“the “Parent”), Datong Investment Inc., a Florida corporation (the “MergerSub”), and Mr. Yanlin Han (“Mr. Han”), the MergerSub merged with and into the Registrant, with the Registrant being the surviving corporation (the “Merger”). The Merger was approved by the Company’s shareholders at a special meeting of the Company’s shareholders  held on July 20, 2010 and became effective on July 22, 2010, upon acceptance of the Articles of Merger for filing by the Florida Secretary of State (the “Effective Time”). Pursuant to the Merger Agreement, at the Effective Time, (a) each share of Common Stock (other than shares owned by Mr. Han  and shares held by any of the Company’s  shareholders who are entitled to and who properly exercised their appraisal rights under Florida law) was converted into the right to receive $0.82 per share in cash, without interest, less any applicable withholding taxes, (b) each option to purchase shares of Common Stock outstanding under the Plan was cancelled and was converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes) equal to (i) the excess, if any, of $0.82 over the per share exercise price of the option, multiplied by (ii) the total number of shares subject to the option immediately prior to the Effective Time.

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold shares of Common Stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada on July 22, 2010.

DRAGON PHARMACEUTICAL INC.
By:	/s/ Yanlin Han
	Name:	Yanlin Han
	Title:	Chairman of the Board and Chief Executive Officer